EXHIBIT 11
                                     STATEMENT RE COMPUTATION OF
                                          PER SHARE EARNINGS

                                           MEDTRONIC, INC.
                                             (Unaudited)
                                            (in thousands)


                                     Three months ended
                                      July 28, July 29,
                                       1995      1994
           PRIMARY
Shares outstanding:
  Weighted average outstanding        115,523   115,442
  Share equivalents (1)(2)              2,037     1,110
    Adjusted shares outstanding (2)   117,560   116,552



        FULLY DILUTED
Shares outstanding:
  Weighted average outstanding        115,523   115,442
  Share equivalents (1)(2)              2,333     1,508
    Adjusted shares outstanding (2)   117,856   116,950



(1)     Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 %.